Exhibit 99.1

             COMPOSITE TECHNOLOGY CORPORATION TO SELL $6 MILLION OF
                      SENIOR CONVERTIBLE NOTES AND WARRANTS

Composite Technology Corporation (CTC or Company) (OTC Bulletin Board: CPTCQ), a leading developer of high-performance composite core cables for electric transmission and distribution lines, announced today that it entered into an agreement to sell $6 million aggregate principal amount of senior convertible notes due December 2006, with an interest rate of 6.0% per annum, payable quarterly (the "Notes") to certain institutional accredited investors in a private placement. The Notes will be convertible into shares of the Company's common stock at a conversion price of $1.60 per share.

The institutional accredited investors will also receive two tranches of warrants, each of which will be exercisable for 562,500 shares of the Company's common stock. One such tranche of warrants will have an exercise price of $2.00 per share and the other tranche will have an exercise price of $1.84 per share. Both tranches of warrants will have a term of three years. The placement of the Notes and Warrants is expected to close on or before September 30, 2005, subject to the Bankruptcy Court's approval. A hearing has been scheduled before Judge John E. Ryan, U.S. Bankruptcy Court, at 3:30 pm (PDT) on September 28, 2005 for the Company to seek approval of this financing.

The net proceeds of the offering will be used to pay allowed pre-petition claims and administrative fees and expenses upon confirmation and consummation of the Company's plan of reorganization in addition to providing capital for general operating purposes. A hearing to consider confirmation of the Company's plan of reorganization is currently scheduled for October 12, 2005.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

The securities will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. The shares issued upon conversion of the Notes and exercise of the Warrants may be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code, subject to the Bankruptcy Court's approval in connection with the confirmation of the Company's plan of reorganization.

Additional information on the financing will be available in the Company's 8-K to be filed with the Securities and Exchange Commission. About CTC:

Composite Technology Corporation is an Irvine, California based company that develops, produces, tests and markets novel products based upon composite materials technology. Its subsidiary, CTC Cable Corporation, produces and markets patent pending high performance composite core conductor cables for electric transmission and distribution lines. CTC's novel ACCC cable is superior to existing conventional conductor products of the same diameter in a number of key performance areas, including: Up to twice the ampacity of conventional
cables;   virtually   eliminates   high-temperature   sag;   uses   conventional
installation methods and tools; reduces construction costs on new lines by requiring fewer structures; may be retrofitted on existing structures to increase current capacity; non-corrosive core eliminates bi-metallic corrosion; and reduces line losses compared with same diameter conventional cables at same operating temperatures. ACCC cable is also sold by General Cable as TransPowrTM ACCC in the U.S. and Canada. Connecting hardware for ACCC is sold by FCI-Burndy Products. More information can be found at www.compositetechcorp.com or by contacting James Carswell, Director of Investor Relations, at 760-416-8628.
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This press  release may contain  forward-looking  statements,  as defined in the
Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (Company). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, risks
associated  with  international   transactions,   general  economic  conditions,
availability of funds for capital expenditure by customers, availability of timely financing, cash flow, timely delivery by suppliers, or the Company's ability to manage growth. Other risk factors attributable to the Company's business segment may affect the actual results achieved by the Company and are included in the Company's Annual Report filed with the Commissioner on Form 10KSB for fiscal year ended September 30, 2004.